Exhibit 10.4

November 8, 2017

Dear Larry Fultz,

Mattress Firm, Inc. (“MFI” or the “Company”) is pleased to extend to you the position of Chief Human Capital Officer reporting directly to CEO, Ken Murphy. This letter will serve to confirm our understanding of your acceptance of this position. This position will have a start date on December 1, 2017.

Compensation

You will be compensated with a monthly salary of $27,083.33 (annualized at $325,000), paid semi-monthly, subject to normal withholdings.

Short Term Incentive Program:

You will be eligible to participate in the Company’s management-level bonus program. This program will provide you with the opportunity to earn an annual target bonus award in an amount equal to 50% of your earned wages for the year. Based on the achievement of bonus-award goals, the actual bonus can be in the range of zero percent of earned wages to twice the target bonus percent (100%) of earned wages. The Company reserves the right to amend or terminate any bonus or benefits programs at its discretion.

Long Term Incentive Program:

The LTI program consists of annual award grants that cliff-vest in three years, subject to the satisfaction of certain vesting conditions. The mix of the awards is as follows:

	Percentage of Annual Base Salary
Participant Role	Time-Based Award	Performance-Based Cash Award	Total Target % of Base Salary
Chief Human Capital Officer	18%	67%	85%

Policies and Benefits

As an employee of Mattress Firm, if you are scheduled to work at least 30 hours per week and have also attained 60 days of continuous service, you will be eligible to participate in the Benefits programs listed below. Enrollment must be completed within 60 days of continuous service, and will be effective on the first of the month after you attain 60 days of continuous service.

Additional Benefit Plan information can be found at www.mattressfirmbenefits.com. If you have questions regarding benefits, they may be directed to the Benefits Call Center at 855.232.1849 (Monday – Friday, 7:00am – 6:00pm, Central Time) or benefits@mattressfirm.com.

You are also eligible for the following additional benefits:

●	20 days paid vacation in a 12-month period to be accrued and used in accordance with company policy;
●	3 floating holidays per calendar year (must employed as of January 1 each year), available to use following 6 months of employment
●	Up to 8 days paid corporate holidays
●	Negotiated discounts from major nationwide service providers and employee purchase program
●	401k company matching 25% of every dollar up to 8% match

At-Will Employment

If you choose to accept this offer, please understand your employment is “at will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its at-will employment relationship with you at any time, with or without cause, and this letter does not constitute a contract of employment.

Signing bonus:

As part of your offer of employment compensation package, we are pleased to offer you a signing bonus of $60,000 ( to be grossed up to be at $60,000 after taxes). You will receive this bonus within your first 2 pay periods of starting in your new position This bonus is tied to a one year contingency of employment. If you were to voluntarily leave Mattress Firm before one year of employment you are responsible to pay back this signing bonus.

Non-Compete Agreement

Upon your acceptance of this position, you will also be required to sign a non-compete agreement as a condition of your employment. A draft of that agreement is attached to this letter.

Acceptance

To indicate your acceptance of this offer, please sign below. This offer shall remain open until November 17, 2017 at 5 p.m. CST. This letter, along with the Mattress Firm, Inc. Associates Manual, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may only be modified by a written agreement signed by you and the SVP of Human Capital of Mattress Firm, Inc.

Please return this signed letter via Docusign.

Sincerely,

Amanda Robbins

Vice President of Talent Acquisition and Retention

Agreed to and Accepted by:

/s/ Larry Fultz	11/10/2017 │ 5:43 PM CST
Larry Fultz	Date

MATTRESS FIRM, INC.

EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

As a condition of my employment in the position of Chief Human Capital Officer with Mattress Firm, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (together the “Company”), and my receipt of the compensation now and hereafter paid to me by Company and the Company’s agreement in Section 2(a) (i), I, Larry Fultz, agree to the following terms and conditions of this Employment, Confidentiality and Non-Competition Agreement, (the “Agreement”):

1.       At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE COMPANY’S CHIEF EXECUTIVE OFFICER. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

2.     Confidential Information.

(a)       Company Information.

(i)           The Company agrees that upon my promotion, it will make available to me that Confidential Information of the Company that will be unique and extensive and that will enable me to optimize the performance of my duties to the Company, including but not limited to the Company training program. In exchange, I agree to use such Confidential Information solely for the Company’s benefit. Notwithstanding the proceeding sentence, I agree that upon the termination of my employment in accordance with Section 1, the Company shall have no obligation to provide or otherwise make available to me any of its Confidential Information. I understand that “Confidential Information” means any Company proprietary information, marketing strategies, sales performance, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, the Company’s customers on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, pricing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii)          I agree at all times during the term of employment and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company’s Board of Directors, any of the Company’s Confidential Information.

(b)       Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)        Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information, and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.        Assignment of Work Product. I agree that I will promptly make a full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Work Product”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Work Product developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

4.        Conflicting Employment. I agree that, during the term of my employment with the Company, I will devote my full time and efforts to the Company and I will not engage in any other employment, occupation or consulting activity, nor will I engage in any other activities that conflict with my obligations to the Company.

5.        Returning Company Documents, etc. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to paragraphs 2 and 3 herein, in the event of the termination of my employment.

6.        Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.        Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not hire any employees of the Company and I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.        Interference. I agree that during the course of my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the opinion either of the Company or myself, with or without notice, I will not, either directly or indirectly, interfere with the Company’s contracts and relationships, or prospective contracts and relationships, including, but not limited to, the Company’s customer or client contracts and relationships.

9.	Covenant Not to Compete

(a)       I agree that during the course of my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, without the prior written consent of the Company, (i) directly or indirectly, including my spouse, on behalf of any person, firm or entity, engage in the sale or lease mattresses, box springs, headboards, footboards and bed frames, or (ii) serve as an owner, partner, consultant, officer, director, manager, lender, member, investor or otherwise for, any business that competes with the Company’s business that is located within one hundred (100) miles of any Mattress Firm Store that is open and operating on the date of my termination hereof within markets in which I manage or work within, as that term is defined by the Company’s normal practices (“Geographical Area”). For the purpose of this Section 9(a) “competes” shall mean: providing for sale or lease mattresses, box springs, headboards, footboards and bed frames. Notwithstanding the foregoing, nothing herein shall prohibit me from working for a business that competes with Company’s business in a capacity that is not related to providing for sale or lease mattresses, box springs, headboards, footboards and bed frames.

(b)       I acknowledge that I will derive significant value from the Company’s agreement in Section 2(a) (i) to provide me with that Confidential Information of the Company to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use the Company’s Confidential Information other than for the Company’s exclusive benefit and my obligation not to compete contained in subsection (a) above, is necessary to protect the Company’s Confidential Information and, consequently, to preserve the Company’s value and goodwill and is necessary to protect a substantial business interest of Company in the Geographical Area. I further acknowledge that time, Geographical Area and scope limitations of my obligations under subsection (a) above are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the period and within the Geographical Areas as described above.

(c)       The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any Geographical Area defined herein. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, Geographical Area or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, Geographical Area or scope limitations, as the case may be, then permitted by such law.

10.                Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

11.             Arbitration and Equitable Relief.

(a)      Arbitration. Except as provided in subsection (b) below, I agree that any dispute, claim or controversy concerning my employment or the termination of my employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b)       Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 4, 5, 7, 8 and 9 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance or such injunction and to the ordering of specific performance.

12.	General Provisions.

(a)           Governing Law: Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN HOUSTON, TEXAS FOR ANY LAWSUIT FILED THERE AGAINST MY BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

(b)           Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)           Severability. If one or more of the provisions in this Agreement are deemed void by law, including, but not limited to, the covenant not to compete in Section 9, then the remaining provisions will continue in full force and effect.

(d)           Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

(e)           Construction. The language used in this Agreement will be construed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against either party.

(f)            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

13.	I acknowledge and agree to each of the following items:

(a)           I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b)           I have carefully read this Agreement, I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c)           I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

Executed this day______________11/10/2017  |  5:43 PM CST                             .

EMPLOYEE:	MATTRESS FIRM, INC:

/s/ Larry Fultz	/s/ Kenneth Murphy III
Larry Fultz	Kenneth Murphy III
Chief Human Capital Officer	CEO